Exhibit (h)(16)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of September 1, 2009 by and between M&I Investment Management Corp., a Wisconsin corporation (the “Adviser”) and Marshall Funds, Inc., a Wisconsin corporation (the “Corporation”), on behalf of each portfolio reflected in Schedule A hereto, as may be amended from time to time (each a “Fund” and collectively the “Funds”).

WHEREAS, the Corporation, on behalf of each Fund, and the Adviser have entered into a Investment Advisory Contract (the “Advisory Agreement”), pursuant to which the Adviser provides investment management services to each Fund for compensation based on the value of the average daily net assets of that Fund;

WHEREAS, each Fund may have one or more classes of shares (each, a “Class” and collective, the “Classes”); and

WHEREAS, the Corporation and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Class of such Fund at a level below that to which such Class may otherwise be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Class of a Fund in any fiscal year, excluding interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of a Fund’s business (“Operating Expenses”), exceed the percentage of the average daily net assets of a Class of a Fund, as set forth in Schedule A (the “Expense Limit”), such excess amount (the “Excess Amount”) shall be the liability of the Adviser to the extent set forth in this Agreement. The Corporation may offset amounts owed to a Fund pursuant to this Agreement against the advisory fee payable to the Adviser subject to Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”). Furthermore, to the extent that the Excess Amount exceeds such waived or reduced advisory fees, the Adviser shall reimburse such Class’s operating expenses.

1.2 Duration of Expense Limit. The Expense Limit with respect to each Class of a Fund shall remain in effect through the Date of Expiration of Expense Limit as set forth in Schedule A, unless this Agreement is terminated pursuant to Section 2 below.

2.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall terminate with respect to any Fund upon the earlier of termination of the Advisory Agreement or the date set forth in Schedule A. The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.	MISCELLANEOUS.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Corporation or a Fund to take any action contrary to the Corporation’s Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Corporation’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Fund.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

MARSHALL FUNDS, INC.

By:
Name: John M. Blaser
Title: President

M&I INVESTMENT MANAGEMENT CORP.

By:
Name: Tommy O. Huie
Title: President

SCHEDULE A

(as of November 3, 2010)

Fund	Expense Limit (%)	Date of Expiration of Expense Limit
Marshall Aggregate Bond Fund
Investor Class (Class Y)	0.80%	12/31/2011
Institutional Class (Class I)	0.55%	12/31/2011
Marshall Core Plus Bond Fund
Investor Class (Class Y)	0.80%	12/31/2011
Institutional Class (Class I)	0.55%	12/31/2011
Marshall Corporate Income Fund
Investor Class (Class Y)	0.80%	12/31/2011
Institutional Class (Class I)	0.55%	12/31/2011
Marshall Emerging Markets Equity Fund
Investor Class (Class Y)	1.50%	12/31/2011
Institutional Class (Class I)	1.25%	12/31/2011
Marshall Government Income Fund
Investor Class (Class Y)	0.80%	12/31/2011
Institutional Class (Class I)	0.55%	12/31/2011
Marshall Government Money Market Fund
Investor Class (Class Y)	0.45%	12/31/2011
Institutional Class (Class I)	0.20%	12/31/2011
Marshall Intermediate Tax-Free Fund
Investor Class (Class Y)	0.55%	12/31/2011
Institutional Class (Class I)	0.50%	12/31/2011
Marshall International Stock Fund
Investor Class (Class Y)	1.45%	12/31/2011
Institutional Class (Class I)	1.20%	12/31/2011
Marshall Large-Cap Focus Fund
Investor Class (Class Y)	0.90%	12/31/2011
Institutional Class (Class I)	0.65%	12/31/2011
Marshall Large-Cap Value Fund
Investor Class (Class Y)	1.24%	12/31/2011
Institutional Class (Class I)	0.99%	12/31/2011
Marshall Large-Cap Growth Fund
Investor Class (Class Y)	1.24%	12/31/2011
Institutional Class (Class I)	0.99%	12/31/2011
Marshall Mid-Cap Value Fund
Investor Class (Class Y)	1.24%	12/31/2011
Institutional Class (Class I)	0.99%	12/31/2011
Marshall Mid-Cap Growth Fund
Investor Class (Class Y)	1.24%	12/31/2011
Institutional Class (Class I)	0.99%	12/31/2011
Marshall Prime Money Market Fund
Investor Class (Class Y)	0.45%	12/31/2011
Adviser Class (Class A)	0.75%	12/31/2011
Institutional Class (Class I)	0.20%	12/31/2011
Marshall Short-Intermediate Bond Fund
Investor Class (Class Y)	0.80%	12/31/2011
Institutional Class (Class I)	0.55%	12/31/2011

Marshall Short-Term Income Fund
Investor Class (Class Y)	0.60%	12/31/2011
Institutional Class (Class I)	0.35%	12/31/2011
Marshall Small-Cap Growth Fund
Investor Class (Class Y)	1.44%	12/31/2011
Institutional Class (Class I)	1.19%	12/31/2011
Marshall Tax-Free Money Market Fund
Investor Class (Class Y)	0.45%	12/31/2011
Institutional Class (Class I)	0.20%	12/31/2011
Marshall Ultra Short Tax-Free Fund
Investor Class (Class Y)	0.55%	12/31/2011
Institutional Class (Class I)	0.30%	12/31/2011

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